FOR IMMEDIATE RELEASE

      For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah M. Frazier, Senior Vice President, Treasurer and
       Chief Financial Officer
      (606) 325-4789
      Fax (606) 324-1307
      www.bank-anywhere.com

   CLASSIC BANCSHARES, INC. REPORTS A 33% INCREASE IN YEAR-TO-DATE EARNINGS
       PER SHARE AND SUBSTANTIAL LOAN AND DEPOSIT GROWTH AND DECLARES A
                                CASH DIVIDEND

     Ashland, Kentucky, -- October 19, 1999 -- Classic Bancshares,  Inc. (NASDAQ
- CLAS) reported cash-based net income (which excludes amortization of goodwill) of $323,000 for the second quarter ended September 30, 1999 compared to cash-based net income of $241,000 for the same period in 1998. Cash-diluted earnings per share were $.28 for the three months ended September 30, 1999 compared to $.19 for the same period in 1998. Cash-based net income for the six months ended September 30, 1999 was $621,000 compared to $469,000 for the same period in 1998. Cash-diluted earnings per share were $.54 for the six months ended September 30, 1999 compared to $.38 for the same period in 1998.

     Net income for the second quarter ended September 30, 1999 was $261,000, or $.22 per diluted share compared to $210,000, or $.17 per diluted share for the same period in 1998. Net income for the six months ended September 30, 1999 was $513,000, or $.44 per diluted share compared to $407,000, or $.33 per diluted share for the same period in 1998.

     Classic Bancshares' assets increased $28.5 million from $142.7 million at March 31, 1999 to $171.2 million at September 30, 1999 primarily due to significant internal growth. The remainder of the increase was due to the acquisition of Citizens Bank, Grayson on May 14, 1999. At the close of the transaction, Citizens Bank, Grayson was merged with and into Classic Bank with Classic Bank as the surviving institution. The transaction was valued at $4.5 million and was accounted for under the purchase method of accounting. On the date of closing, Citizens had total assets of approximately $13.4 million and total deposits of $12.0 million. In connection with the acquisition, the Company recorded $3.1 million in goodwill.

     Loans increased $26.3 million from $97.5 million at March 31, 1999 to $123.8 million at September 30, 1999 with $17.3 million of the increase attributable to internal growth specifically in the areas of commercial mortgage, commercial business, and consumer loans and $9.0 million in loans acquired in the Citizens Bank transaction. Deposits increased $22.5 million from $117.7 million at March 31, 1999 to $140.2 million at September 30, 1999 with $12.0 million of the increase attributable to the acquisition of Citizens Bank while the remaining increase resulted from aggressive marketing and sales efforts and the opening of two additional banking offices during fiscal 1999.

     Asset quality improved as total non-performing assets was .6% of total assets at September 30, 1999 compared to .7% at March 31, 1999. The Company recorded a provision for loan losses of $88,000 for the six month period, recorded an allowance of $550,000 from the acquisition of Citizens and had net charge-offs of $137,000 for the six month period resulting in an allowance for loan losses of $1.3 million at September 30, 1999. The allowance at September 30, 1999 was equal to 168% of total non-performing loans, 124% of non-performing assets and 1.0% of total loans receivable.

     President and Chief Executive Officer, David B. Barbour stated that, "The first half of our fiscal year ending March 31, 2000 has been a period of incredible growth for the Company. Our franchise has increased by $28.5 million resulting from strong internal deposit and loan growth and the acquisition of Citizens Bank, Grayson. Loans have increased significantly, primarily in the commercial and consumer segments, with corresponding growth in transactional deposit accounts. The growth we experienced in this period had a positive impact on earnings as earnings per share has increased 33% for the six months ending September 30, 1999 compared to the same period in 1998. The positive trends exhibited in recent periods are the result of the Company's growth strategy that included the opening of two new banking offices, an aggressive ATM deployment and the implementation of our fully transactional Internet banking product."

     Net interest income increased $382,000 to $1.5 million for the second quarter ended September 30, 1999 compared to $1.2 million for the second quarter ended September 30, 1998. The net interest margin increased to 4.3% for the quarter ended September 30, 1999 compared to 3.8% for the same period in 1998. Net interest income increased $597,000 to $2.9 million for the six months ended September 30, 1999 compared to $2.3 million for the same period in 1998. The net interest margin increased to 4.4% for the six months ended September 30, 1999 compared to 3.9% for the same period in 1998. The increase was due to the combination of the continued increase in higher yielding, non-mortgage loans, such as commercial and consumer loans and a reduction in the cost of deposits through the continued increase in non-certificate, transaction accounts.

     Non-interest income was $214,000 for the quarter ended September 30, 1999 compared to $177,000 for the quarter ended September 30, 1998. Non-interest income was $405,000 for the six months ended September 30, 1999 compared to $323,000 for the six months ended September 30, 1998. Non-interest income increased for the quarter primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the result of increased product offerings, an increased deposit base and aggressive pricing strategies.

     Non-interest expense for the quarter ended September 30, 1999 was $1.4 million compared to $1.0 million for the quarter ended September 30, 1998. Non-interest expense was $2.6 million for the six months ended September 30, 1999 compared to $2.1 million for the same period in 1998. Non-interest expenses increased for the period due primarily to the increased costs related to an additional banking office as a result of the acquisition of Citizens Bank and an increase in goodwill amortization from the acquisition of Citizens Bank. Non-interest expenses also increased due to an increase in employee salaries and benefits due to an increase in the net number of employees and an increase in other general and administrative expenses in order to facilitate the growth of the Company.

     Stockholders' equity was $19.3 million at September 30, 1999 compared to $20.3 million at March 31, 1999.

     Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on November 8, 1999 to shareholders of record on October 25, 1999.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with three branch offices located in Boyd, Greenup and Carter counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


                           SEE FOLLOWING PAGES FOR
                           SELECTED FINANCIAL DATA
                       INCLUDED AS PART OF THIS RELEASE

                             SELECTED FINANCIAL DATA

     THE  FOLLOWING  TABLE  SETS  FORTH  SELECTED   FINANCIAL  DATA  OF  CLASSIC
BANCSHARES, INC. AS OF SEPTEMBER 30, 1999 AND MARCH 31, 1999 AND FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 1999 AND 1998.


                                                      SEPT. 30,                MARCH 31,
                                                        1999                     1999
                                                        ----                     ----
                                                               (IN THOUSANDS)
SELECTED FINANCIAL
CONDITION DATA:

TOTAL ASSETS                                           $171,189                 $142,739

CASH AND OTHER INTEREST BEARING
 DEPOSITS WITH OTHER FINANCIAL
 INSTITUTIONS                                             4,307                    4,486

LOANS RECEIVABLE, NET                                   123,842                   97,527

INVESTMENT SECURITIES

     AVAILABLE FOR SALE                                  25,727                   26,526

MORTGAGE-BACKED SECURITIES:

     AVAILABLE FOR SALE                                   3,694                    4,479

GOODWILL                                                  5,817                    2,779
DEPOSITS                                                140,154                  117,732
FEDERAL FUNDS PURCHASED AND SECURITIES
 SOLD UNDER

     AGREEMENT TO REPURCHASE                              4,299                    2,817

FHLB ADVANCES                                             5,294                      388

STOCKHOLDERS' EQUITY, SUBJECT TO CERTAIN
 RESTRICTIONS                                            19,284                   20,289



                                            THREE MONTHS ENDED       SIX MONTHS ENDED
                                               SEPTEMBER 30,           SEPTEMBER 30,
                                              1999      1998          1999       1998
                                              ----      ----          ----       ----
                                                          (IN THOUSANDS)
SELECTED OPERATIONS DATA:

TOTAL INTEREST INCOME                       $  2,995  $   2,434    $   5,694   $  4,849
TOTAL INTEREST EXPENSE                         1,455      1,276        2,751      2,503
                                            --------  ---------     --------   --------

    NET INTEREST INCOME                        1,540      1,158        2,943      2,346

PROVISION FOR LOAN LOSSES                         53         15           88         40
                                            --------  ---------     --------   --------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOSSES ON
     LOANS                                     1,487      1,143        2,855      2,306
                                            --------  ---------     --------   --------
FEES AND SERVICE CHARGES                         170        105          319        213
(LOSS) GAIN ON SALE OF
SECURITIES                                        (3)         3           (3)         4

OTHER NONINTEREST INCOME                          47         69           89        106
                                            --------  ---------     --------   --------
    TOTAL NONINTEREST
     INCOME                                      214        177          405        323

    TOTAL NONINTEREST
     EXPENSE                                   1,364      1,029        2,603      2,076
                                            --------  ---------     --------   --------

INCOME BEFORE INCOME TAXES                       337        291          657        553

INCOME TAX EXPENSE (BENEFIT)                      76         81          144        146
                                            --------  ---------     --------   --------

    NET INCOME                              $    261  $     210     $    513   $    407
                                            ========  =========     ========   ========

AMORTIZATION OF GOODWILL                          62         31          108         62
                                            --------  ---------     --------   --------

CASH-BASED NET INCOME                       $    323  $     241     $    621   $    469
                                            ========  =========     ========   ========

BASIC EARNINGS PER SHARE                       $0.23      $0.18        $0.45      $0.35
CASH-BASED BASIC EARNINGS PER SHARE            $0.29      $0.20        $0.55      $0.40
FULLY DILUTED EARNINGS PER SHARE               $0.22      $0.17        $0.44      $0.33
CASH-BASED FULLY DILUTED EARNINGS              $0.28      $0.19        $0.54      $0.38
PER SHARE



                                               AT OR FOR THE          AT OR FOR THE
                                            THREE MONTHS ENDED       SIX MONTHS ENDED
                                               SEPTEMBER 30,          SEPTEMBER 30,
                                              1999      1998          1999       1998
                                              ----      ----          ----       ----
OTHER DATA:

RETURN ON AVERAGE ASSETS
 (RATIO OF NET INCOME TO
  TOTAL AVERAGE ASSETS)*                        .6%       .6%          .6%         .6%

RETURN ON AVERAGE EQUITY (RATIO OF
 NET INCOME TO TOTAL
 AVERAGE ASSETS)*                              5.4       4.1          5.2         4.0

NET INTEREST MARGIN** (FTE)                    4.3       3.8          4.4         3.9

NON-PERFORMING ASSETS TO TOTAL
ASSETS                                         0.6       0.6          0.6         0.6

ALLOWANCE FOR LOAN LOSSES
 TO NON-PERFORMING LOANS                     168.2     161.7        168.2       161.7

EQUITY TO TOTAL ASSETS AT END OF
 PERIOD                                       11.3      14.4         11.3        14.4

EFFICIENCY RATIO***                           77.8      78.0         77.8        79.0

CASH-BASED EFFICIENCY RATIO                   74.2      74.8         74.5        75.5

BOOK VALUE PER SHARE                        $15.65    $15.94       $15.65      $15.94

TANGIBLE BOOK VALUE PER SHARE               $10.93    $13.76       $10.93      $13.76

NUMBER OF FULL SERVICE OFFICES                   6         5            6           5

NUMBER OF ATM LOCATIONS                         14         7           14           7


------------------
*     ANNUALIZED

**    NET INTEREST INCOME ANNUALIZED DIVIDED BY
      AVERAGE-EARNING ASSETS.

*** NON-INTEREST EXPENSES DIVIDED BY THE TOTAL OF NET INTEREST INCOME AND NON-INTEREST INCOME.